UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


               United States Satellite Broadcasting Company, Inc.

                                (Name of Issuer)


                              Class A Common Stock

                         (Title of Class of Securities)

                                    912534104

                                 (CUSIP Number)

                                  July 1, 1997

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         [x] Rule 13d-1(b) [ ] Rule 13d-1(c) [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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WA02A/69560.1
                                  SCHEDULE 13G

CUSIP No.    912534104

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Torray Fund - I.R.S No.: 521710083
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
         (b) [x]
----------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Massachusetts


NUMBER OF                 5  SOLE VOTING POWER
SHARES                        1,200,000
                  -------------------------------------------------------------
BENEFICIALLY              6  SHARED VOTING
POWER                         -0-
                  -------------------------------------------------------------
OWNED BY
EACH
REPORTING                 7  SOLE DISPOSITIVE POWER
PERSON                       1,200,000
WITH              -------------------------------------------------------------

                          8  SHARED DISPOSITIVE POWER
                             -0-
                  -------------------------------------------------------------


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,200,000
----------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    / /

----------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              7.5%
----------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

                      IV
----------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer: United States Satellite Broadcasting
                  Company, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                           3415 University Avenue
                           St. Paul, Minnesota  55114

Item 2.

         (a)      Name of Person Filing: The Torray Fund

         (b) Address of Principal Business Office or, if none, Residence:

                                 The Torray Fund
                         6610 Rockledge Drive, Suite 450
                             Bethesda, MD 20817-1869

         (c)      Citizenship:   Massachusetts

         (d) Title of Class of Securities:  Class A Common Stock

         (e) CUSIP Number:  912534104

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)              [ ]  Broker or dealer registered under Section 15 of the
                           Act.
     (b)              [ ]  Bank as defined in section 3(a)(6) of the Act.
     (c)              [ ]  Insurance company as defined in section 3(a)(19) of
                           the Act.
     (d)              [x]  Investment company registered under section 8 of the
                           Investment Company Act of 1940.
     (e)              [ ]  An investment adviser in accordance with
                           Section 240.13d-1(b)(ii)(E);
     (f)              [ ]  An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(1)(ii)(F);
     (g)              [ ]  A parent holding company or control person in
                           accordance with Section 240.13d-1(b)(ii)(G);
     (h)              [ ]  A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;
     (i)              [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
     (j)              [ ]  Group, in accordance with Section 240.13d-1(b)
                           (1)(ii)(J).

     If this statement is filed pursuant to Section 240.13d-1(c), check this box [ ].

Item 4.  Ownership

                      The information in items 1 and 5-11 on the cover page (p. 2) of the statement on Schedule 13G is hereby incorporated by reference.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                           N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

                           N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  N/A

Item 8.  Identification and Classification of Members of the Group

                           N/A

Item 9.  Notice of Dissolution of Group

                           N/A

Item 10. Certification



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WA02A/69560.1
              (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  3/17/98
                                            TORRAY FUND



                                            By: /s/ William M. Lane
                                             ------------------------------
                                                Name: William M. Lane
                                                Title: President